                                                                    EXHIBIT 99.1

NOBLE DRILLING CORPORATION
  401(k) SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
DECEMBER 31, 2001 AND 2000

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
--------------------------------------------------------------------------------

                                                                                Page
Report of Independent Accountants                                                 1

Financial Statements:

     Statements of net assets available for benefits at December 31, 2001
         and 2000                                                                 2

     Statements of changes in net assets available for benefits for the
         years ended December 31, 2001 and 2000                                   3

     Notes to financial statements                                            4 - 9

Supplemental Schedule*:

     Schedule H, line 4i - Schedule of Assets (Held At End of Year)
       (Schedule I)                                                              10


* Other schedules required by 29 CFR 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted since they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and the Employee
Benefits Committee of the
Noble Drilling Corporation 401(k) Savings Plan


In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation 401(k) Savings Plan (the Plan) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held At End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PricewaterhouseCoopers LLP

Houston, Texas
June 21, 2002

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                            2001                  2000
                                                        ------------          ------------
Assets:
    Investments, at fair value:
       Noble Drilling Corporation common stock          $ 20,675,808          $ 21,623,247
       Collective investment fund                          5,117,258             4,049,511
       Mutual funds                                       15,332,069            15,020,843
    Contributions receivable:
       Participants                                          422,475               429,882
       Noble Drilling Corporation                            229,324               223,282
    Dividends and interest receivable                          8,186                25,395
    Participant loans                                      1,943,576             1,637,842
    Loan interest receivable                                  13,268                11,932
                                                        ------------          ------------
                                                          43,741,964            43,021,934
Liabilities:
    Trust fees payable                                        15,706                13,030
                                                        ------------          ------------
Net assets available for benefits                       $ 43,726,258          $ 43,008,904
                                                        ------------          ------------


   The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                   2001                   2000
                                                              ------------           ------------
Additions attributed to:
   Interest and dividend income                               $    502,014           $  2,026,133
   Net (depreciation) appreciation on investments               (6,022,036)             3,391,926
   Contributions:
     Participants                                                5,725,917              4,329,001
     Employer                                                    2,626,777              1,740,805
                                                              ------------           ------------
       Total additions                                           2,832,672             11,487,865
                                                              ------------           ------------
Deductions attributed to:
   Withdrawals                                                  (2,175,522)            (4,279,002)
   Administrative and investment expenses                         (206,832)              (178,619)
                                                              ------------           ------------
       Total deductions                                         (2,382,354)            (4,457,621)
Net increase in net assets available for
  benefits before rollovers from other plans                       450,318              7,030,244
Rollovers from other plans                                         267,036                222,721
                                                              ------------           ------------
Net increase in net assets available for benefits                  717,354              7,252,965
Net assets available for benefits, beginning of year            43,008,904             35,755,939
                                                              ------------           ------------

Net assets available for benefits, end of year                $ 43,726,258           $ 43,008,904
                                                              ============           ============



   The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

1.       DESCRIPTION OF PLAN

         The following brief description of the provisions of the Noble Drilling Corporation 401(k) Savings Plan (the Plan) is provided for general information purposes only. Participants should refer to the plan document for a more complete description of the Plan's provisions.

         GENERAL

         Noble Drilling Corporation (the Company) established the Noble Drilling Corporation Thrift Plan (the Thrift Plan) effective January 1, 1986. Prior to October 1, 1985, the Company was a wholly-owned subsidiary of Noble Affiliates, Inc. (NAI). Effective as of that date, the Company was recapitalized, and its common stock was distributed to the shareholders of NAI in a tax-free spin-off. The Company's employees had participated in the NAI Thrift and Profit Sharing Plan (the NAI Plan) prior to October 1, 1985 and continued to participate in the NAI Plan through December 31, 1985. Participants in the NAI Plan carried over certain service, eligibility and vesting benefits upon entering the Plan.

         The Plan is a defined contribution plan. All domestic and expatriate employees are eligible to enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and is administered by the Employee Benefits Committee of the Company, whose members are appointed by the Company's Board of Directors.

         Charles Schwab Trust Company, Inc. is the Plan Trustee and Milliman USA is the Plan's recordkeeper. Under the terms of the Plan, the Trustee, on behalf of the Plan, acquires, holds and disposes of securities, including the common stock of the Company owned by the Plan.

         CONTRIBUTIONS

         Participants may contribute on a pre-tax basis up to 19% (up to a limit of $10,500 for 2001 and 2000) of their base compensation to the Plan. On April 26, 2000, the Board of Directors of Noble Drilling Corporation approved an increase in the maximum participant pre-tax contribution rate from 12% to 19% (subject to the aforementioned aggregate statutory limits) effective August 1, 2000.

         The Plan provides for the following amounts of employer matching contributions based on the participant's years of continuous employment:

                                                                                       MATCHING CONTRIBUTION
                                                      PERCENTAGE OF                  LIMITED TO THE FOLLOWING
                     PARTICIPANT'S                    PARTICIPANT'S                        PERCENTAGE OF
                       YEARS OF                   CONTRIBUTION MATCHED                PARTICIPANT'S ELIGIBLE
                  CONTINUOUS VESTING                 BY THE COMPANY                        COMPENSATION
                  ------------------              --------------------               ------------------------

                    Less than 15                            70%                                   6%
                    15 or more                             100%                                   6%

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


         The Plan provides that matching contributions are made in the form of cash or the Company's common stock. Pass-through voting rights for shares of common stock of the Company are credited to a participant's account, whether or not vested.

         VESTING

         A participant's contributions are 100% vested at all times. Participants become fully vested in the Company's matching contributions upon five years of service. Also, a participant becomes fully vested in the Company's matching contributions, regardless of years of service, if employment is terminated due to normal retirement, total disability or death.

         In May 1996, in connection with the acquisition of Chiles Offshore Corporation by the Company in 1994, the net assets available for benefits of the Chiles Offshore Corporation 401(k) Plan (Chiles) were merged into the Plan. Chiles participants became vested in the Company's contributions and the related earnings of such contributions after attainment of the years of service specified below:

                                                                    VESTED AND NONFORFEITABLE
                                  YEARS                             PERCENTAGE OF EMPLOYER'S
                               OF SERVICE                          CONTRIBUTION INTO THE PLAN
                               ----------                          --------------------------

                                    1                                           20%
                                    2                                           40%
                                    3                                           60%
                                    4                                           80%
                                    5                                          100%

         In general, a participant will be deemed to have completed a "year of service" for each calendar year during which the participant completes at least 1,000 hours of service.

         TERMINATION

         The Company reserves the right to amend or terminate the Plan, subject to the provisions of ERISA. Upon notice of termination or permanent suspension of contributions, the accounts of all participants affected thereby will become fully vested and in the event of termination, will be distributed in accordance with the provisions of the Plan.

         LOANS

         A participant has the ability to borrow funds from his or her vested pre-tax, after-tax and rollover amounts. A loan is secured by the participant's account balance and bears interest at a fixed rate of prime plus 1%. Interest rates on loans outstanding range from 6.5% to 10.5%. A participant may borrow a maximum amount equal to the lesser of
         (i) 50% of that participant's vested account balance under the Plan or
         (ii) $50,000, reduced by the excess, if any, of the highest outstanding loan balance outstanding in the previous year over the loan balance currently outstanding. The loans are repayable within five years unless used to acquire a principal residence, subject to the approval of the Employee Benefits Committee. Repayment of the principal and interest of a loan is invested according to the participant's current investment directions for future pre-tax contributions to the Plan. Upon leaving the Company, the Plan participant has 90 days

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


         to repay the outstanding loan balance, with a lump sum payment. In the event the loan is not paid within that time period, the loan balance will be defaulted and become taxable to the participant.

         During 2001 and 2000, $1,060,810 and $1,075,822, respectively, in new loans were made to participants.

         WITHDRAWALS

         Withdrawals are permitted in the event of termination of employment, retirement, permanent disability, death or financial hardship, as defined in the Plan. In-service withdrawals may be made from a participant's after-tax contribution or rollover account. Additionally, vested participants may make in-service withdrawals from the Company's matching account.

         PARTICIPANT ACCOUNTS

         Separate accounts are maintained for each participant. Participant accounts are credited with pre-tax contributions, after-tax contributions, rollover contributions, the Company's matching contributions and an allocation of investment earnings and losses. Furthermore, participant accounts are adjusted for withdrawals and transfers among investment options, if any.

         Participants have an option as to the manner in which their contributions may be invested. Separate funds are maintained and participants may direct their investments in 1% increments. A brief description of the Plan's investment options follows. For a detailed description of investment options and risk profiles, refer to the respective fund's prospectus.

               FUND                                            INVESTMENTS
               ----                                            -----------
         Morley                                 Guaranteed investment contracts, bank
         Institutional                          investment contracts and money-market
         Investors' Fund                        instruments.
         (Morley)

         PIMCO Total Return                     United States government securities,
         Institutional                          corporate bonds, mortgage related
         Shares (PIMCO)                         securities and money-market instruments.

         Alliance Growth &                      Common stocks and convertible securities.
         Income Class A
         Fund (Alliance)

         Columbia Balanced                      Common stocks of medium-sized established
         Fund (Columbia)                        and growth companies.

         Vanguard Index 500                     Common stocks of companies included in
         Fund (Vanguard)                        Standard & Poor's 500 index.

         Janus Fund (Janus)                     Common stocks of large established domestic
                                                companies.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


               FUND                                            INVESTMENTS
               ----                                            -----------
         Turner Midcap                          Common stocks of medium-sized growth
         Growth Fund                            companies.
         (Turner)

         Brandywine Fund                        Common stocks of small to medium-sized
         (Brandywine)                           companies that are expected to demonstrate
                                                growth in earnings and revenue.

         Franklin Small Cap                     Common stocks of small-sized growth
         Growth I Class A                       companies.
         Fund (Franklin)

         Janus Overseas                         Common stocks and debt securities of
         Fund (Janus                            companies and governments outside the
         Overseas)                              United States.

         Fund ND                                Noble Drilling Corporation common stock



         Unallocated forfeitures are maintained in the Fund ND and the Morley Institutional Investors' Fund. Unallocated forfeitures are segregated from all other participant records. Unallocated forfeitures of $219,562 and $73,619 at December 31, 2001 and 2000, respectively, may be used to reduce future Company matching contributions.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING

         The Plan's financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

         INVESTMENTS

         Investments traded on national securities exchanges are valued at closing prices on the last business day of the year; investments traded on the over-the-counter market are valued at an average of the last reported bid and ask prices. The cost of investments sold is determined on the basis of average cost. Shares in the collective investment fund are valued at the fair value of the fund's underlying net assets as determined by the quoted closing price for those securities for which market quotations are available or with respect to other assets, fair value as determined in good faith by the fund manager. Investments in mutual funds are valued on the basis of net asset value as reported by the respective mutual fund companies.

         Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

         The Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         EXPENSES

         Plan administration expenses are paid by the Plan, unless paid by the Company, at the Company's sole discretion. For the years ended December 31, 2001 and 2000, administrative expenses of $206,832 and $178,619, respectively, were paid by the Plan.

         WITHDRAWAL DISTRIBUTIONS

         Withdrawal distributions are recorded when paid.

         USE OF ESTIMATES

         The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         CONCENTRATIONS OF CREDIT RISK

         Certain financial instruments potentially subject the Plan to concentrations of credit risk. These financial instruments consist of Noble Drilling Corporation common stock and various mutual funds and collective instruments. The Plan does not obtain or require collateral for these instruments. Changes in the economic environment have a direct impact on the market value of these instruments. It is reasonably possible that changes in the economic environment will occur in the near term and that such changes will have a material effect on the market value of the instruments included in the Plan.

3.       TAX STATUS

         The Plan obtained its latest determination letter on October 27, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the Code).

         The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

4.       RELATED PARTIES

         The Trustee is authorized to invest in securities under its control. Transactions resulting in Plan assets being transferred to, or used by, a related party are prohibited under ERISA unless a specific exemption exists. As of December 31, 2001 and 2000 and for

NOBLE DRILLING CORPORATION 401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

         the years then ended, there were no transactions with any "party-in-interest" as defined by ERISA for which there was not a specific exemption.

5.       INVESTMENTS

         The following presents investments that represent 5% or more of the Plan's net assets:

                                                                  DECEMBER 31,
                                                       ----------------------------------
                                                           2001                  2000
                                                       ------------         -------------

Noble Drilling Corporation common stock,
  608,869 and 496,874 shares, respectively             $ 20,675,808          $ 21,623,247
Brandywine Fund, 120,109 and 116,499 shares,
  respectively                                            2,805,139             3,424,343
Morley Institutional Investors' Fund, 210,262
  and 180,028 shares, respectively                        5,117,258             4,049,511
Vanguard Index 500 Fund, 50,274 and
  46,039 shares, respectively                             5,326,859             5,610,569
Columbia Balanced Fund, 122,034 and
  99,363 shares, respectively                             2,522,352             2,279,191

         During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/(depreciated) in value as follows:

                                          YEAR ENDED DECEMBER 31,
                                    -----------------------------------
                                        2001                   2000
                                    ------------           ------------
Common stock                        $ (4,049,836)          $  5,780,363
Mutual funds                          (2,283,806)            (2,645,903)
Collective investment fund               311,606                257,466
                                    ------------           ------------

                                    $ (6,022,036)          $  3,391,926
                                    ------------           ------------



         As of December 31, 2001 and 2000, the Plan held no nonparticipant directed investments.

6.       SUBSEQUENT EVENTS

         On April 30, 2002, the Company underwent a reorganization whereby all the outstanding shares of Noble Drilling Corporation were exchanged for shares of Noble Corporation, a Cayman Islands exempted company limited by shares. In such reorganization, the Company became an indirect wholly-owned subsidiary of Noble Corporation. The Company will continue as the sponsor of the Plan.

                                                                      SCHEDULE I

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
SCHEDULE H, LINE 4I -- SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001


                                                        (c) DESCRIPTION
                                         ----------------------------------------------
                                                                            NUMBER OF                               (e)
                     (b)                                                   SHARES/UNITS         (d)               CURRENT
(a)           IDENTITY OF ISSUE                    ASSET TYPE              OF INTEREST          COST               VALUE
---    ------------------------------    ----------------------------     -------------     -------------     ---------------

 *     Noble Drilling Corporation        Common stock                           608,869     $  16,207,883     $    20,675,808
       Morley Institutional
         Investors' Fund                 Collective investment fund             210,262         4,610,306           5,117,258
       Vanguard Index 500 Fund           Mutual fund                             50,274         5,706,899           5,326,859
       Brandywine Fund                   Mutual fund                            120,109         3,880,784           2,805,139
       PIMCO Total Return
         Institutional Shares            Mutual fund                            206,025         2,160,411           2,149,369
 *     Participant loans                 Loans, interest rates
                                           ranging from 6.5% - 10.5%                            1,943,576           1,943,576
       Alliance Growth & Income
         Class A Fund                    Mutual fund                            147,302           551,873             528,487
       Columbia Balanced Fund            Mutual fund                            122,034         2,919,217           2,522,352
       Franklin Small Cap Growth I
         Class A Fund                    Mutual fund                              5,997           197,872             186,629
       Janus Fund                        Mutual fund                             27,215           899,154             669,187
       Janus Overseas Fund               Mutual fund                             36,409         1,044,316             740,004
       Turner Midcap Growth Fund         Mutual fund                             18,455           462,023             404,043
                                                                                            --------------    ----------------

              Total assets held for investment purposes                                     $   40,584,314    $     43,068,711
                                                                                            ==============    ================


* Indicates party-in-interest transaction, for which a statutory exemption exists.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-84278) and Forms S-8 (Nos. 33-18966, 33-46724,
33-50270, 33-62394, 33-57675, 333-25857, 333-17407, 333-80511 and 333-53912) of
Noble Corporation of our report dated June 21, 2002 relating to the financial statements and supplemental schedule, which appears in this Form 10-K/A.



PricewaterhouseCoopers LLP

Houston, Texas
June 26, 2002